Exhibit 10.1

LEASE

THIS LEASE is made and entered into as of the Date of this Lease, by and between Landlord and Tenant. “Date of this Lease” shall mean the date on which the last one of the Landlord and Tenant has signed this Lease.

W I T N E S S E T H:

Subject to and on the terms and conditions of this Lease, Landlord leases to Tenant and Tenant hires from Landlord the Premises.

1.              BASIC LEASE INFORMATION AND DEFINED TERMS. The key business terms of this Lease and the defined terms used in this Lease are as follows:

1.1            Landlord. FG 2200, LLC, a Florida limited liability company.

1.2            Tenant. Health Benefits Direct Corporation, a Delaware corporation (OTC:HBDT).

1.3            Building. The Building located on the Building Project.

1.4            Building Project. The Building and the parcel of land on which it is located as legally described in EXHIBIT “A” and all of the other buildings and improvements located on such land located at 2200 S.W. 10th Street, Deerfield Beach, Florida 33442.

1.5            Premises. The entire Building Project.

1.6            Rentable Area of the Premises. 50,000 square feet. This square footage figure is a stipulated amount, agreed upon by the parties and constitutes a material part of the economic basis of this Lease and the consideration to Landlord in entering into this Lease.

1.7            Commencement Date. March 15, 2006.

1.8            Lease Term. A term commencing on the Commencement Date and continuing for 120 full calendar months (plus any partial calendar month in which the Commencement Date falls), as extended or sooner terminated under the terms of this Lease.

1.9            Base Rent. The following amounts (which do not include sales tax):

Period	Monthly Base Rent	Period Base Rent
Months 1 – 12	$62,500.00	$750,000.00
Months 13 – 24	$64,375.00	$772,500.00
Months 25 – 36	$66,306.25	$795,675.00
Months 37 – 48	$68,295.44	$819,545.28
Months 49 – 60	$70,344.30	$844,131.60
Months 61 – 72	$72,454.63	$869,455.56
Months 73 – 84	$74,628.27	$895,539.24
Months 85 – 96	$76,867.11	$922,405.32
Months 97 – 108	$79,173.13	$950,077.56
Months 109 – 120	$81,548.32	$978,579.84

1.10   Security Deposit. Shall mean an irrevocable letter of credit in the amount of $1,000,000.00 in the form attached hereto as EXHIBIT “G” and as that amount may be increased or decreased from time to time, which Security Deposit shall be delivered to Landlord by Tenant on execution of this Lease by Tenant (See Article 33).

1.11   Tenant’s Notice Address. 2200 S.W. 10th Street, Deerfield Beach , Florida 33442.

1.12   Landlord’s Notice Address. 5709 Courtland Place, Alexandria, LA 71301, with a copy to Shutts & Bowen at 250 Australian Ave So., Suite 500, West Palm Beach, FL 33401

1.13   Tenant Improvement Allowance. None.

1.14   Landlord’s Broker. Ken Morris of Morris Southeast Group.

1.15   Tenant’s Broker. Condo Hotel Group, LLC

1.16   Other Defined Terms. An index of the other defined terms used in this Lease is set forth below with a cross-reference to the section of the Lease in which the definition of such term can be found:

DEFINITION	ARTICLE OF LEASE
Alterations	Alterations
Binding Notice	Option to Extend
Common Areas	Common Areas
Date of this Lease	Introductory Paragraph
Tenant Delay	Alterations
Extension Notice	Option to Extend
Extension Term	Option to Extend
Fair Market Rental Value or Value	Option to Extend
Operating Costs	Operating Costs
Parking Areas	Parking
Parking Ratio	Parking
Plans	Alterations
Prime Rate	Default
Real Estate Taxes	Operating Costs
Rejection Notice	Option to Extend
Rent	Rent
Rules and Regulations	Use
Tenant Improvements	Alterations
Unavoidable Delay	Impossibility of Performance

2.	LEASE TERM.

2.1     General. Tenant shall have and hold the Premises for the Lease Term. The Lease Term shall commence on the Commencement Date, subject to the terms of Section 34.

2.2     Early Occupancy. Landlord will permit Tenant to enter the Premises immediately following the Date of this Lease and prior to the Commencement Date for the purpose of installing Tenant’s computer and telephone cabling, fixtures, furniture, and equipment, provided that (a) Tenant’s access to the Premises shall be subject to all of the terms and provisions of the Lease, except as to the payment of Rent. Any entry by Tenant in the Premises prior to the Commencement Date shall be at Tenant’s sole risk.

3.        USE. Tenant shall continuously use and occupy the Premises only for general office purposes directly related to the business conducted by Tenant as of the Date of this Lease. Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose. Tenant shall conform to the Rules and Regulations. “Rules and Regulations” shall mean the rules and regulations for the Building promulgated by Landlord from time to time. The Rules and Regulations which apply as of the Date of this Lease are attached as EXHIBIT “D”.

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4.        RENT. Tenant shall pay to Landlord in lawful United States currency the Base Rent. On the execution of this Lease by Tenant, Tenant shall pay to Landlord the installments of Base Rent and additional rent for Operating Costs for the first month of the Lease Term for which Rent is due and not abated. All Base Rent shall be payable in equal monthly installments, in advance, beginning on the Commencement Date, and continuing on the first day of each and every calendar month thereafter during the Lease Term . Unless otherwise expressly provided, all monetary obligations of Tenant to Landlord under this Lease, of any type or nature, other than Base Rent, shall be denominated as additional rent. Except as otherwise provided, all additional rent payments are due ten days after delivery of an invoice. Tenant shall pay monthly to Landlord any sales, use, or other tax (excluding state and federal income tax) now or hereafter imposed on any Rent due under this Lease. The term “Rent” when used in this Lease shall include Base Rent and all forms of additional rent. All Rent shall be paid to Landlord without demand, setoff, or deduction whatsoever, except as specifically provided in this Lease, at Landlord’s Notice Address, or at such other place as Landlord shall designate in writing to Tenant. Tenant’s obligations to pay Rent are covenants independent of the Landlord’s obligations under this Lease.

5.	REAL ESTATE TAXES.

5.1     General. Tenant shall pay to Landlord the Operating Costs in accordance with the terms and provisions of this article.

5.2     Real Estate Taxes. The term “Real Estate Taxes” shall mean the total of all taxes, assessments, and other charges by any governmental or quasi-governmental authority, including real and personal property taxes, transit and other special district taxes, franchise taxes, and solid waste assessments that are imposed on the Building Project on an ad valorem, front foot, or other basis, that shall be assessed, levied or imposed upon the Building Project. If a tax shall be levied against Landlord in substitution in whole or in part for the Real Estate Taxes or otherwise as a result of the ownership of the Building Project, then the other tax shall be deemed to be included within the definition of “Real Estate Taxes”. “Real Estate Taxes” shall also include all costs incurred by Landlord in contesting the amount of the assessment of the Building Project made for Real Estate Tax purposes, including attorneys’, consultants’, and appraisers’ fees. Landlord must obtain Tenant’s reasonable approval for any and all contesting of the amount of the assessment prior to said Landlord incurring additional costs.

5.3     Operating Costs. The term “Operating Costs” shall mean the total of all of the costs incurred by Landlord relating to the ownership, operation, maintenance, repair, and replacement of the Building Project and the services provided tenants in the Building Project. By way of explanation and clarification, but not by way of limitation, Operating Costs will include the costs and expenses incurred for the following: Real Estate Taxes; pest control; trash and garbage removal (including dumpster rental); security; Common Areas decorations; repairs, maintenance, and alteration of building systems, Common Areas, and other portions of the Building Project to be maintained by Landlord; amounts paid under easements or other recorded agreements affecting the Building Project, including assessments paid to property owners’ associations; repairs, maintenance, replacements, and improvements that are appropriate for the continued operation of the Building Project as a first class building; improvements required by law; improvements in security systems; materials, tools, supplies, and equipment to enable Landlord to supply services that Landlord would otherwise have obtained from a third party; expenditures designed to result in savings or reductions in Operating Costs; landscaping, including fertilization and irrigation supply; parking area maintenance and supply; property management fees; all utilities serving the Building Project and not separately billed to or reimbursed by any tenant of the Building Project; cleaning; window washing, and janitorial services; all insurance customarily carried by owners of comparable buildings or required by any mortgagee of the Building Project; supplies; service and maintenance contracts for the Building Project; wages, salaries, and other benefits and costs of employees of the Landlord up to and including the building manager (including a pro rata share only of the wages and benefits of employees who are employed at more than one building, which pro rata share shall be determined by Landlord and shall be based on Landlord’s estimate of the percentage of time spent by the employees at the Building Project); legal, accounting, and administrative costs; and uniforms and working clothes for employees and the cleaning of them. Landlord may contract for the performance of some or all of the management and maintenance functions generally described in this section with entities that are affiliated with Landlord.

If the roof of the Building is replaced by Landlord during the Lease Term, then the costs of such replacement to be included in Operating Costs shall be amortized on a straight line basis over the useful life of such expenditure with an interest factor equal to the Wall Street Journal Prime Rate in effect at the time of Landlord's having incurred the expenditure, but in no event greater than the maximum rate of interest allowed by law.

Notwithstanding the provisions of this Section stated above, Operating Costs shall not include:

(1)      Any ground lease rental and any amortization interest, points, penalties, principal and other payments on mortgages and any other form of monetary encumbrance or any form of financing for Landlord relating to the Building, and any other cost or expense relating or required pursuant to any such mortgage, encumbrance or financing, if any;

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(2)      Depreciation on the Building or any Building components, systems, or equipment, subject to terms set forth above as to amortization of HVAC costs;

(3)      Landlord’s general corporate or partnership overhead and general and administrative expense and costs associated with the operation of the business of the partnerships or other entities that constitutes Landlord, as distinguished from the costs of the management, operation, repair and maintenance of the Building, including, without limitation, accounting and legal costs, costs of defending lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging, or hypothecating any ownership interest in Landlord or any of Landlord’s interest in the Building and costs incurred in connection with any disputes between Landlord and its partners, between Landlord and its employees (and not reasonably related to the operation and management of the Building (disputes which would be so reasonably related would include minor disputes in the normal course of its operation and management of the Building, but would not include, for example, sexual harassment, discrimination or wrongful termination claims)), between Landlord and any other owner of an interest in the Building, between constituent partners of Landlord, between Landlord and building management, or between Landlord and other tenants or occupants, if any;

(4)      Advertising and promotional expenditures and costs of acquisition and maintenance of signs in or on the Building identifying the owner of the Building;

(5)      Costs arising from Landlord’s charitable or political contributions;

(6)      Any travel and entertainment expenses of Landlord, any management agent of Landlord, and their respective employees, agents, and affiliates;

(7)      Any costs incurred in connection with any major change or alteration in the Building, or any portion thereof, such as adding or deleting floors, except to the extent required by laws enacted or taking effect after the Date of this Lease;

(8)      Any cost, interest, or tax penalties incurred as a result of Landlord’s negligence, inability, or unwillingness to make tax payments (or to file tax filings or returns) when due;

(9)      Any costs relating to the actual, alleged, or threatened, presence, storage, removal, remediation, investigation, maintenance, containment, or treatment of any substance identified as a hazardous substance under applicable laws or customary industry standards in, on, about, under or adjacent to the Building, including without limitation, in connection with any effort to comply with any law, except to the extent caused by Tenant, its agents, subtenants or licensees;

(10)    Any costs with respect to the implementation or installation of any capital improvements, corrections, or replacements of structural elements of the Building, except to the extent caused by Tenant, its agents, subtenants or licensees;

(11)    Any costs incurred in removing and storing the property of former tenants or occupants of the Building;

(12)    Costs incurred by Landlord in connection with rooftop communications equipment of Landlord or other persons, tenants, or occupants of the Building, unless required by law or for safety purposes or costs relating to equipment for all of the tenants of the Building.

5.4     Payment. Landlord shall reasonably estimate the Operating Costs that will be payable for each calendar year. Tenant shall pay one-twelfth of its share of the estimated Operating Costs monthly in advance, together with the payment of Base Rent. Should any assumptions used in creating a budget change, Landlord may adjust the estimated monthly Operating Costs payments to be made by Tenant by notice to Tenant. After the conclusion of each calendar year, Landlord shall furnish Tenant a statement of the actual Operating Costs for the year; and an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require. Tenant waives and releases any and all objections or claims relating to Operating Costs for any calendar year unless, within 30 days after Landlord provides Tenant with the annual statement of the actual Operating Costs for the calendar year, Tenant provides Landlord notice that it disputes the statement and specifies the matters disputed. If Tenant disputes the statement then, pending resolution of the dispute, Tenant shall pay the Rent in question to Landlord in the amount provided in the disputed statement.

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5.5     Audit Rights. If in any year Operating Costs increase by more than 2.5% over the amount payable for the preceding year and Tenant has paid the disputed statement and is not in default under this Lease, Tenant has given timely written to notice of dispute to Landlord as required under Section 5.4, then Tenant may, upon 30 days’ prior written notice to Landlord, examine Landlord’s books and records pertaining to Operating Costs covered by the disputed statement, provided that: (i) the audit shall not be conducted by a person or entity being compensated on a percentage of recovery or other contingency fee basis, (ii) the audit will be conducted during Landlord’s regular business hours at the office where Landlord maintains Operating Costs records, and (iii) Tenant and all of its consultants shall, prior to the examination, execute Landlord’s form of Confidentiality Agreement. If Landlord and Tenant determine that Operating Costs are more or less than reported, Tenant shall promptly pay the difference to Landlord, or Landlord shall promptly pay to Tenant, or provide Tenant with a credit against future rent in the amount of, the difference, as the case may be. If it is finally determined that the disputed statement contains an error in excess of 2.5% of the total amount of the statement, Landlord shall pay Tenant’s reasonable out of pocket audit costs. Any dispute between the parties as to Operating Costs shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in force with the following exceptions. There shall be a single arbitrator selected by the American Arbitration Association. The arbitrator shall have at least ten years’ experience in the supervision of the operation and management of major office buildings in the market area of the Building. The determination of the arbitrator shall be final, binding, and conclusive on all the parties, and judgment may be rendered on it by any court having jurisdiction, upon application of either Landlord or Tenant.

6.	ASSIGNMENT OR SUBLETTING.

6.1     General; Definition of Transfer. Neither Tenant nor Tenant’s legal representatives or successors in interest by operation of law or otherwise shall transfer this Lease except as provided in this article. For purposes of this article, a “transfer” shall mean any of the following: (a) an assignment of this Lease; (b) a collateral assignment, mortgage, or other encumbrance involving this Lease; (c) a sublease, license agreement, or other agreement permitting all or any portion of the Premises to be used by others; (d) a reduction of Tenant’s assets to the point that this Lease is substantially Tenant’s only asset; (e) a change or conversion in the form of entity of Tenant or any transferee or any entity controlling any of them which has the effect of limiting the liability of any of the partners, members, or other owners of the entity; (f) the agreement by a third party to assume, take over, or reimburse Tenant for any of Tenant’s obligations under this Lease in order to induce Tenant to lease space from the third party; or (g) any transfer of control of Tenant, which shall be defined as any issuance or transfer of stock in any corporate tenant or subtenant or any interest in any noncorporation entity tenant or subtenant, by sale, exchange, merger, consolidation, operation of law, or otherwise, or creation of new stock or interests, by which an aggregate of 50% or more of Tenant’s stock or equity interests shall be vested in one or more parties who are not stockholders or interest holders as of the Date of this Lease, or any transfer of the power to direct the operations of any entity (by equity ownership, contract, or otherwise), to one or more parties who are not stockholders or interest holders as of the Date of this Lease, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions. This section shall not apply to sales of stock by persons other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934 as amended, which sales are effected through any recognized securities exchange. Any modification or amendment to any sublease of any portion of the Premises shall be deemed a further sublease of this Lease. As used in this article, the term “transferee” shall include any assignee or subtenant of Tenant or any other party involved in any of the other transactions or events constituting a transfer.

6.2     Request for Consent. If Tenant requests Landlord’s consent to a transfer, it shall submit in writing to Landlord, not later than 30 days before any anticipated transfer, (a) the name and address of the proposed transferee, (b) a duly executed counterpart of the proposed transfer agreement, (c) reasonably satisfactory information as to the nature and character of the business of the proposed transferee, as to the nature and character of its proposed use of the space, and otherwise responsive to the criteria set forth in the Reasonable Consent section of this article, and (d) banking, financial, or other credit information relating to the proposed transferee for two years prior to the transfer reasonably sufficient to enable Landlord to reasonably determine the financial responsibility and character of the proposed transferee.

6.3     Recapture. Landlord shall have the following option to be exercised within 15 Business Days from submission of Tenant’s request for Landlord’s consent to a specific transfer:

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6.3.1   If Tenant proposes to assign this Lease or sublet more than 80% of the Premises, Landlord shall have the option to cancel and terminate this Lease as of the proposed commencement date for the transfer.

Notwithstanding the foregoing, subject to Landlord’s rights under Section 6.3.1, Tenant may sublease any part of the Premises, provided that Tenant otherwise complies with the terms of this Article.

6.4     Reasonable Consent. If Landlord does not elect either of the options provided in the Recapture section of this article, Landlord shall not unreasonably withhold or delay its consent to a proposed transfer. Landlord may reasonably withhold its consent (in writing) to any proposed transfer unless all of the following conditions have been established to Landlord’s reasonable satisfaction:

6.4.1   The proposed transferee has sufficient financial wherewithal to discharge its obligations under this Lease.

6.4.2   The proposed transfer shall not, in Landlord’s reasonable judgment, cause physical harm to the Building Project or harm to the reputation of the Building Project that would result in an impairment of Landlord’s ability to lease space in the Building Project or a diminution in the rental value of space in the Building Project.

6.4.3   The proposed use of the Premises by the proposed transferee will be a use permitted under this Lease and not prohibited by the Rules and Regulations, and will not violate any restrictive covenants or exclusive use provisions applicable to Landlord.

6.4.4   The proposed use of the Premises by the proposed transferee will not require alterations or additions to the Premises or the Building Project to comply with applicable law or governmental requirements (for which Tenant or transferee has not agreed to reimburse Landlord) and will not negatively affect insurance requirements or involve the introduction of materials to the Premises that are not in compliance with the Environmental Laws.

6.4.5   Any mortgagee of the Building Project will consent to the proposed transfer if such consent is required under the relevant loan documents.

6.4.6   The proposed use of the Premises will not materially increase the operating costs for the Building Project or the burden on the Building Project services, or security concerns in the Building Project.

6.4.7   The proposed transferee shall not be, and shall not be affiliated with, anyone with whom Landlord or any of its affiliates has been involved with in litigation.

6.4.8   There shall be no default by Tenant, beyond any applicable grace period, under any of the terms, covenants, and conditions of this Lease at the time that Landlord’s consent to a transfer is requested and on the date of the commencement of the term of the proposed transfer.

6.4.9   If the transfer is an assignment, the proposed assignee will assume in writing all of the obligations of Tenant under this Lease.

If Landlord withholds its consent to a transfer, it shall specify the reasons for such withholding. Tenant shall have the right to remedy any deficiency and resubmit the request for transfer in accordance with the terms of this article.

6.5     Tenant’s Remedies. Tenant waives any remedy for money damages (nor shall Tenant claim any money damages by way of setoff, counterclaim, or defense) based on any claim that Landlord has unreasonably withheld, delayed, or conditioned its consent to a proposed transfer under this Lease. Tenant’s sole remedy in such an event shall be to institute an action or proceeding seeking specific performance, injunctive relief, or declaratory judgment.

6.6     Transfer Documents. Any sublease shall provide that: (a) the subtenant shall comply with all applicable terms and conditions of this Lease to be performed by Tenant; (b) the sublease is expressly subject to all of the terms and provisions of this Lease; and (c) unless Landlord elects otherwise, the sublease will not survive a termination of this Lease (whether voluntary or involuntary) or resumption of possession of the Premises by Landlord following a default by Tenant. The sublease shall further provide that if Landlord elects that the sublease shall survive a termination of this Lease or resumption of possession of the Premises by Landlord following a default by Tenant, the subtenant will, at the election of the Landlord, attorn to the Landlord and continue to perform its obligations under its sublease as if this Lease had not been terminated and the sublease were a direct lease between the Landlord and the subtenant. Any assignment of lease shall contain an assumption by the assignee of all of the obligations of Tenant under this Lease.

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6.7     Consideration for Consent. If Tenant effects any transfer, then Tenant shall pay to Landlord a sum equal to (a) the net rent, additional rent, or other consideration paid to Tenant by any transferee that is in excess of the rent then being paid by Tenant to Landlord under this Lease for the portion of the Premises so transferred (on a prorated, square footage basis), and (b) any other profit or gain (after deducting any necessary expenses incurred) realized by Tenant from the transfer. The net rent, additional rent, or other consideration paid to Tenant shall be calculated by deducting from the gross rent, additional rent, or other consideration reasonable and customary real estate brokerage commissions actually paid by Tenant to third parties, tenant improvement allowances, rent concessions, the actual cost of improvements to the Premises made by Tenant for the transferee, and other direct out-of-pocket costs actually incurred by Tenant in connection with the transfer (as long as the costs are commercially reasonable and are commonly incurred by landlords in leasing similar space). Should Tenant sell multiple assets, including its interest under this Lease, Landlord shall not be bound by any allocation of the purchase price for such assets which may be included in an agreement between Tenant and the transferee. Rather, the profit or gain on the transfer of Tenant’s interest under this Lease as defined in subsection (b) above shall be the fair market value of Tenant’s interest under this Lease as of the date of the transfer less the costs of the transaction as generally described above. Upon reasonable notice to Tenant and under reasonable terms, such as during normal business hours, Landlord shall have the right to audit Tenant's books and records to determine the amount payable to Landlord under this section. All sums payable by Tenant under this section shall be payable to Landlord immediately on receipt by Tenant.

6.8     Permitted Transfers. The option in favor of Landlord set forth in the Recapture section of this article shall not apply to, and Landlord’s consent will not be required as to a transfer to the parent entity of Tenant or to a wholly owned subsidiary entity of Tenant or of the parent entity of Tenant, or to any affiliated entity into or with which Tenant may be merged or consolidated, provided that (a) the resulting entity shall own all or substantially all of the assets of Tenant, and (b) the net worth, experience, and reputation of the resulting entity is at least equal to the net worth, experience, and reputation of Tenant on the Commencement Date, and (c) the purpose of the transfer is not to avoid the transfer restrictions of this article; provided, further, that the form of any agreement of assignment or any sublease shall otherwise comply with the terms and conditions of this article.

6.9     No Waiver. Consent by Landlord to a transfer shall not relieve Tenant from the obligation to obtain Landlord’s written consent to any further transfer.

6.10   Acceptance of Payments. If this Lease is nevertheless assigned, or the Premises are sublet or occupied by anyone other than Tenant, Landlord may accept rent from the assignee, subtenant, or occupant and apply the net amount received to the rent reserved in this Lease, but no such assignment, subletting, occupancy, or acceptance of rent shall be deemed a waiver of the requirement for Landlord’s consent as contained in this article or constitute a novation or otherwise release Tenant from its obligations under this Lease.

6.11   Continuing Liability. Except as provided in the Recapture section of this article, following any transfer, Tenant and Guarantor shall remain liable to Landlord for the prompt and continuing payment of all forms of rent payable under this Lease following the transfer. The joint and several liability of Tenant, Guarantor, and any immediate and remote successor in interest

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of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released, or impaired by any (a) agreement that modifies any of the rights or obligations of the parties under this Lease, (b) stipulation that extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.

6.12   Administrative Fee. If Landlord consents to any transfer, Tenant shall pay to Landlord, on demand, all reasonable attorneys’ fees and actual out-of-pocket costs associated with Landlord’s consent to any transfer and the review and preparation of all documents associated therewith.

6.13   Landlord Transfer. Landlord may assign or encumber its interest under this Lease. If any portion of the Premises is sold, transferred, or leased, or if Landlord’s interest in any underlying lease of the Premises is transferred or sold, Landlord shall be relieved of all existing and future obligations and liabilities under this Lease, provided that the purchaser, transferee, or tenant of the Premises assumes in writing those obligations and liabilities.

6.14   Improper Transfer. Any transfer by Tenant in violation of this article shall be void and shall constitute a default under this Lease.

7.	INSURANCE.
	7.1	Tenant’s Insurance. Tenant shall obtain and keep in full force and effect following insurance coverages:

7.1.1   Commercial General Liability. Commercial general liability insurance, including contractual liability, on an occurrence basis, on the then most current Insurance Services Office (ISO) form, with limits of $2 million per occurrence, $2 million general aggregate (including “umbrella” coverage) for death, bodily injury, and property damage, which coverage limits may be effected with umbrella coverage.

7.1.2   Property. Property insurance on the ISO causes of loss–special form, in an amount adequate to cover 100% of the replacement costs, without co-insurance, of all of Tenant’s property at the Premises.

7.1.3   Workers’ Compensation. Workers’ compensation insurance covering Tenant and its employees for all costs, statutory benefits, and liabilities under state workers’ compensation, disability, and similar laws.

7.1.4	Other Insurance. Such other insurance as may be reasonably required by Landlord.

7.2     Insurance Requirements. All insurance policies shall be written with insurance companies having a policyholder rating of at least “A-” and a financial size category of at least “Class XII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies. The commercial general liability insurance policy shall name Landlord and Landlord’s directors, and/or officers, and managing agent as additional insureds and shall provide that they may not be terminated or modified in any way that would materially decrease the protection afforded Landlord under this Lease without 30 days’ advance notice to Landlord. Tenant shall furnish evidence of insurance (on ACORD 27 or other form acceptable to Landlord). Coverage amounts for the commercial general liability insurance may be increased after commencement of the third full year of the Lease Term, if Landlord shall reasonably determine that an increase is necessary for adequate protection.

7.3     Waiver of Subrogation. Landlord and Tenant each expressly, knowingly, and voluntarily waive and release any claims that they may have against the other or the other’s employees, agents, or contractors for damage to its properties and loss of business (specifically including loss of Rent by Landlord and business interruption by Tenant) as a result of the acts or omissions of the other party or the other party’s employees, agents, or contractors (specifically including the negligence of either party or its employees, agents, or contractors and the intentional misconduct of the employees, agents, or contractors of either party), to the extent any such claims are covered (without regard to losses not compensated as a result of such things as coinsurance adjustments or deductibles) by the workers’ compensation and property insurance described in this Lease, the ISO forms of business income and extra expense insurance policies, even if not maintained by Tenant, or other property insurance that either party may carry at the time of an occurrence. Landlord and Tenant shall each, on or before the earlier of the Commencement Date or the date on which Tenant first

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enters the Premises for any purpose, obtain and keep in full force and effect at all times thereafter a waiver of subrogation from its insurer concerning the workers’ compensation and all forms of property insurance maintained by it for the Building Project.

7.4     Landlord’s Insurance. Landlord shall maintain fire and extended coverage insurance on the Building Project in an amount not less than the full replacement cost of the Building Project, including rental guaranty coverage, and commercial general liability insurance relating to the Building Project and its appurtenances in an amount not less than $2 million per occurrence which may be effected by umbrella coverage. In addition, Landlord may, upon prior approval of Tenant (which will not be unreasonable withheld) but except to the extent required by any mortgagee of Landlord, maintain coverages in excess of the minimum limits set forth in this section and additional coverages as specified in the definition of Operating Costs. The total cost of all insurance maintained by Landlord under this section shall be included in Operating Costs.

8.	DEFAULT.

8.1     Events of Default. Each of the following shall be an event of default under this Lease: (a) Tenant fails to make any payment of Rent within five days of the date the payment is due; or (b) Tenant fails to perform any other obligation under this Lease; or (c) Tenant or any Guarantor for Tenant’s obligations under this Lease becomes bankrupt or insolvent or makes an assignment for the benefit of creditors or takes the benefit of any insolvency act, or if any debtor proceedings be taken by or against Tenant or any Guarantor; or (d). Tenant abandons the Premises; or (e) Tenant transfers this Lease in violation of the Assignment or Subletting article; or (f) Tenant fails to deliver an estoppel certificate within the time period required by the Estoppel Certificates article of this Lease.

8.2     Remedies. In addition to all remedies provided by law, if Tenant defaults, Landlord may terminate this Lease or Tenant’s right of possession of the Premises (without terminating this Lease) by notice to Tenant. If Landlord terminates this Lease or Tenant’s right of possession, Tenant shall remain liable for all Rent owed by the full Lease Term. In addition, Landlord may declare the entire balance of all forms of Rent due under this Lease for the remainder of the Lease Term to be forthwith due and payable and may collect the then present value of the Rents (calculated using a discount rate equal to the discount rate of the branch of the Federal Reserve Bank closest to the Premises in effect as of the date of the default). Landlord shall account to Tenant, at the date of the expiration of the Lease Term, for the net amounts (taking into consideration marketing/advertising costs, legal expenses, brokerage commissions, “free rent”, moving costs, or other incentives granted, and the cost of improvements to the Premises required by replacement tenants) actually collected by Landlord as a result of a reletting.

8.3     Landlord’s Right to Perform. If Tenant defaults, Landlord may, but shall have no obligation to, perform the obligations of Tenant, and if Landlord, in doing so, makes any expenditures or incurs any obligation for the payment of money, including reasonable attorneys’ fees, the sums so paid or obligations incurred shall be paid by Tenant to Landlord within five days of rendition of a bill or statement to Tenant therefor.

8.4     Late Charges and Interest. If any payment due Landlord under this Lease shall not be paid within five days of the date when due, Tenant shall pay, in addition to the payment then due, an administrative charge equal to the greater of (a) 5% of the past due payments; or (b) $250. All payments due Landlord under this Lease shall bear interest at the lesser of: (a) the Prime Rate in effect as of the date when the installment was due, plus 500 basis points, or (b) the highest rate of interest permitted to be charged by applicable law, accruing from the date the obligation arose through the date payment is actually received by Landlord. “Prime Rate” shall mean the rate (or the average of rates, if more than one rate appears) inserted in the blank of the “Money Rate” Section of the Wall Street Journal (Eastern Edition) in the section reading “Prime Rate ____%.”

8.5     Limitations. None of Landlord’s officers, employees, agents, directors, shareholders, partners, or affiliates shall ever have any personal liability to Tenant under this Lease. No person holding Landlord’s interest under this Lease shall have any liability after such person ceases to hold such interest, except for any liability accruing while such person held such interest. TENANT SHALL LOOK SOLELY TO LANDLORD’S ESTATE AND INTEREST IN THE BUILDING FOR THE SATISFACTION OF ANY RIGHT OR REMEDY OF TENANT UNDER THIS LEASE, AND NO OTHER ASSETS OF LANDLORD SHALL BE SUBJECT TO LEVY, EXECUTION, OR OTHER ENFORCEMENT PROCEDURE FOR THE SATISFACTION OF TENANT’S RIGHTS OR REMEDIES UNDER THIS LEASE, OR ANY OTHER LIABILITY OF LANDLORD TO TENANT OF WHATEVER KIND OR NATURE. Tenant waives any claims against Landlord that Tenant does not make in writing within 30 days of the onset of the cause of such claim. Landlord and Tenant each waive all rights (other than rights under the End of Term article) to consequential damages, punitive damages, or special damages of any kind.

8.6     Presumption of Abandonment. It shall be conclusively presumed that Tenant has abandoned the Premises if Tenant fails to keep the Premises open for business during regular business hours for ten consecutive days while in monetary default. Any grace periods set forth in this article shall not apply to the application of this presumption.

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8.7	Multiple Defaults.

8.7.1   Tenant acknowledges that any rights or options of first refusal, or to extend the Lease Term, to expand the size of the Premises, to delete space from the Premises, to purchase the Premises or the Building, or other similar rights or options that have been granted to Tenant under this Lease are conditioned on the prompt and diligent performance of the terms of this Lease by Tenant. Accordingly, should Tenant, on three or more occasions during any 12-month period, (a) fail to pay any installment of rent within five days of the due date; or (b) otherwise default under this Lease; in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be deemed canceled and of no further force and effect.

8.7.2   Should Tenant default under this Lease on two or more occasions during any 12-month period, in addition to all other remedies available to Landlord, any notice requirements or cure periods otherwise set forth in this Lease for a default by Tenant shall not apply.

8.8     Security Interest. Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Premises including, but not limited to, all fixtures, furniture, inventory, machinery, equipment, merchandise, furnishings and other articles of personal property, and all proceeds of the sale or other disposition of such property (collectively, the “Collateral”) to secure the payment of all rent to be paid by Tenant pursuant to this lease. Such lien and security interest shall be in addition to any landlord’s lien provided by law. This Lease shall constitute a security agreement under the Florida Uniform Commercial Code so that Landlord shall have and may enforce a security interest in the Collateral. Tenant agrees to execute as debtor and deliver such financing statement or statements and any further documents as Landlord may now or hereafter reasonably request to protect such security interest pursuant to such code. Landlord, as secured party, shall be entitled to all rights and remedies afforded a secured party under such code, which rights and remedies shall be in addition to Landlord’s liens and rights provided by law or by the other terms and provisions of this Lease.

9.	ALTERATIONS.

9.1     Consent Required. Tenant shall make no Alterations without the prior written consent of Landlord, which consent may be arbitrarily withheld; provided however, that Landlord will not unreasonably withhold or delay consent to nonstructural interior Alterations, provided that they do not affect utility services or plumbing and electrical lines or other systems of the Building Project, are not visible from outside the Premises, and do not require other alterations, additions, or improvements to portions of the Building Project outside the Premises

9.2	Conditions. All Alterations shall be performed in accordance with the following conditions:

9.2.1   All Alterations requiring a building permit shall be performed in accordance with plans and specifications first submitted to Landlord for its prior written approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Landlord shall be given, in writing, a good description of all other Alterations. Any material changes in or deviations from the plans originally approved by Landlord must be similarly approved by Landlord in the same manner as provided in this subsection.

9.2.2   All Alterations shall be done in a good and workmanlike manner in compliance with all other applicable provisions of this Lease and with all applicable laws, ordinances, directives, rules, and regulations of governmental authorities having jurisdiction, including, without limitation, the ADA. Tenant shall, before the commencement of any Alterations, obtain and exhibit to Landlord any governmental permit required for the Alterations. Any damage to any part of the Building Project that occurs as a result of any Alterations shall be promptly repaired by Tenant to the same condition existing immediately prior to such change.

9.2.3   All work shall be performed by contractors having, in the reasonable opinion of Landlord, the proper qualifications. Tenant shall provide Landlord with the name of the Tenant's contractor, a copy of the contractor's licenses to do work in the subject jurisdiction(s), a Contractor's Qualification Statement in the most current American Institute of Architects form, a copy of the executed contract between the Tenant and its contractor, and a copy of the contractor's work schedule. All contractors shall obtain a payment and performance bond in form complying with Section 713.23, Florida Statutes, and deliver a copy of the bond to Landlord before commencement of any Alterations.

9.3     Tenant Improvements / As-Is. Landlord has made no representation or promise as to the condition of the Premises. Landlord shall not perform any alterations, additions, or improvements in order to make the Premises suitable and ready for occupancy and use by Tenant. Tenant has inspected the Premises, is fully familiar with the physical condition of the Premises, and shall accept the Premises “as-is,” “where-is,” without any warranty, express or implied, or representation as to fitness or suitability.

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9.3.1   Plans. Tenant shall, at its sole cost and expense, perform all work necessary or desirable for Tenant’s occupancy of the Premises (the “Tenant Improvements”). Prior to any Tenant Improvements, Tenant shall furnish to Landlord, for Landlord’s written approval, a permit set (final construction drawings) of plans and specifications for the Tenant Improvements (the “Plans”). The Plans shall include the following: fully dimensioned architectural plan; electric/telephone outlet diagram; reflective ceiling plan with light switches; mechanical plan; furniture plan; electric power circuitry diagram; plumbing plans; all color and finish selections; all special equipment and fixture specifications; and fire sprinkler design drawings. Tenant shall submit the approved Plans to applicable building authorities for permit within five days following Landlord’s approval and Tenant shall thereafter diligently pursue obtaining its building permits. The Plans will be prepared by a licensed architect and the electrical and mechanical plans will be prepared by a licensed professional engineer. The Plans shall be produced on CADD. The architect and engineer will be subject to Landlord’s approval, which shall not be unreasonably withheld. The Plans shall comply with all applicable laws, ordinances, directives, rules, regulations, and other requirements imposed by any and all governmental authorities having or asserting jurisdiction over the Premises. Landlord shall review the Plans and either approve or disapprove them within a reasonable period of time. Should Landlord disapprove them, Tenant shall make any necessary modifications and resubmit the Plans to Landlord in final form within ten days following receipt of Landlord’s disapproval of them.

9.3.2   Contractor. The Tenant Improvements shall be constructed by a general contractor selected and paid by Tenant and approved by Landlord. The general contractor shall obtain a payment and performance bond in form complying with Section 713.23, Florida Statutes. A copy of the bond, the contractor’s license(s) to do business in the jurisdiction(s) in which the Premises are located, the fully executed contract between Tenant and the general contractor, the general contractor’s work schedule, and all building or other governmental permits required for the Tenant Improvements shall be delivered to Landlord before commencement of the Tenant Improvements. Tenant shall cooperate as reasonably necessary so that its general contractor will cause the Tenant Improvements to be completed promptly and with due diligence. The Tenant Improvements shall be performed in accordance with the Plans and shall be done in a good and workmanlike manner using new materials. All work shall be done in compliance with all other applicable provisions of this Lease and with all applicable laws, ordinances, directives, rules, regulations, and other requirements of any governmental authorities having or asserting jurisdiction over the Premises, including the making of any alterations or improvements to the Premises or the Building Project which are required to comply with the ADA. Before the commencement of any work by Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of builder’s risk, commercial general liability, and workers’ compensation insurance complying with the requirements set forth in the Insurance article of this Lease. Any damage to any part of the Building Project that occurs as a result of the Tenant Improvements shall be promptly repaired by Tenant.

9.3.3   Compliance. Tenant shall also ensure compliance with the following requirements concerning construction:

(1)      Tenant shall be responsible for cleaning up any refuse or other materials left behind by construction personnel at the end of each work day.

(2)      Tenant shall deliver to Landlord all forms of approval provided by the appropriate local governmental authorities to certify that the Tenant Improvements have been completed and the Premises are ready for occupancy, including a final, unconditional certificate of occupancy.

(3)      At all times during construction, Tenant shall allow Landlord access to the Premises for inspection purposes. On completion of the Tenant Improvements, Tenant’s general contractor shall review the Premises with Landlord and Tenant and secure Landlord’s and Tenant’s acceptance of the Tenant Improvements.

(4)      Within 30 days following completion of the Tenant Improvements, Tenant, at its sole cost and expense, shall deliver to Landlord one complete set of “as-built” plans of the Tenant Improvements. If Tenant fails to timely deliver such plans Landlord may have its own architect prepare them at Tenant’s sole cost and expense, and Tenant shall pay the actual costs of such plans incurred by Landlord within five days of receipt of invoice therefor.

(5)      Any work that will involve the draining of a sprinkler line or otherwise affect the Building’s fire sprinkler system must be approved by Landlord in advance. In all instances where this is done, the system shall not be left inoperable overnight or over a prolonged period.

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(6)      All equipment installed shall be compatible with the base building fire alarm system and the contractor shall warrant that any connection to the base building fire alarm system shall only occur after proper notification to Landlord and on an after-hours basis. Any disruption to the existing fire alarm system or damage as a result of contractor’s work will be the sole responsibility of Tenant.

(7)      All additional electrical circuits added to existing electrical panels or any new circuits added to new electrical panels will be appropriately labeled as to the area or equipment serviced by the circuit in question. Any electrical panel covers removed to facilitate installation or connection shall be reattached.

(8)      All workers must stay in their designated work areas and the use of radios, loud music, alcoholic beverages, narcotics, and smoking is prohibited in the Building Project

10.      LIENS. The interest of Landlord in the Premises shall not be subject in any way to any liens, including construction liens, for Alterations made by or on behalf of Tenant. This exculpation is made with express reference to Section 713.10, Florida Statutes. Landlord and Tenant acknowledge and agree that there is no requirement under this Lease that Tenant make any alterations or improvements to the Premises and no improvements to be made by Tenant to the Premises constitute “the pith of the lease” as provided in applicable Florida law. If any lien is filed against the Premises for work or materials claimed to have been furnished to Tenant, Tenant shall cause it to be discharged of record or properly transferred to a bond under Section 713.24, Florida Statutes, within fifteen days after notice to Tenant. Further, Tenant shall indemnify, defend, and save Landlord harmless from and against any damage or loss, including reasonable attorneys’ fees, incurred by Landlord as a result of any liens or other claims arising out of or related to work performed in the Premises by or on behalf of Tenant. Tenant shall notify every contractor making improvements to the Premises that the interest of the Landlord in the Premises shall not be subject to liens.

11.      ACCESS TO PREMISES. Landlord and persons authorized by Landlord shall have the right, at all reasonable times, to enter and inspect the Premises and to make repairs and alterations Landlord deems necessary, with reasonable prior notice, except in cases of emergency.

12.	CASUALTY DAMAGE.

12.1   General. If: (a) the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s opinion, be required; or (b) the Premises shall be partially damaged by casualty during the last two years of the Lease Term, and the estimated cost of repair exceeds 25% of the Base Rent then remaining to be paid by Tenant for the balance of the Lease Term; Landlord may, within 90 days after the casualty, give notice to Tenant of Landlord’s election to terminate this Lease, and the balance of the Lease Term shall automatically expire on the fifth day after the notice is delivered. If Landlord does not elect to terminate this Lease, Landlord shall proceed with reasonable diligence to restore the Building and the Premises to substantially the same condition they were in immediately before the happening of the casualty. However, Landlord shall not be required to restore any unleased premises in the Building or any portion of Tenant’s property. Rent shall abate in proportion to the portion of the Premises not useable by Tenant as a result of any casualty damage covered by insurance carried or required to be carried by Landlord under this Lease, as of the date on which the Premises becomes unusable. Landlord shall not otherwise be liable to Tenant for any delay in restoring the Premises or any inconvenience or annoyance to Tenant or injury to Tenant’s business resulting in any way from the damage or the repairs, Tenant’s sole remedy being the right to an abatement of Rent.

12.2   Termination Rights. Within 90 days of the date of any casualty which requires substantial alteration or reconstruction of the Building Project, Landlord shall notify Tenant of the outside date by which the Building Project will be rebuilt. If the outside date indicated in this notice is more than 12 months after the date of receipt of insurance proceeds for the rebuilding work, Tenant may, within ten days of Landlord's notice, give Landlord notice that Tenant elects to terminate this Lease, and the balance of the Lease Term shall automatically expire on the fifth day after the notice is delivered. Should Landlord's notice indicate that the Building Project can be rebuilt within 12 months after receipt of insurance proceeds for the work, or if the notice indicates that rebuilding will take more than 12 months after

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receipt of insurance proceeds for the work but Tenant does not elect to terminate this Lease within ten days of Landlord's notice, Landlord shall proceed with reasonable diligence to rebuild the Building Project in accordance with the terms of this section. Should the rebuilding not be substantially completed prior to the outside date indicated in Landlord's notice, then Tenant shall have the right to terminate this Lease by giving not less than 30 days' prior written notice to Landlord, which notice must be sent within ten days after the expiration of the outside date, and this Lease shall terminate as of the date specified in the notice with the same effect as if that date were the scheduled expiration date of this Lease. Notwithstanding the foregoing, if Tenant sends a notice of termination and Landlord, prior to the date of termination specified in the notice, substantially completes the rebuilding, then Tenant's notice shall be without force or effect and this Lease shall continue in full force and effect. The outside date for completion shall be extended by the cumulative periods of any delays caused by Tenant or any of the events described in the Impossibility of Performance article of this Lease, or both.

13.      CONDEMNATION. If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu of condemnation, this Lease shall terminate on the date on which possession of the Premises is delivered to the condemning authority and Rent shall be apportioned and paid to that date. If no portion of the Premises is taken but a substantial portion of the Building Project is taken, at Landlord’s option, this Lease shall terminate on the date on which possession of such portion of the Building Project is delivered to the condemning authority and Rent shall be apportioned and paid to that date. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Lease Term, nor shall Tenant be entitled to any part of the condemnation award awarded to Landlord or private purchase price. Nothing contained in this Article shall preclude the Tenant from pursuing its own claim and receiving an award for loss or damage to its trade fixtures and removable personal property, loss or damage attributable to the interruption of its business and loss or damage resulting from the relocation of its business. If this Lease is not terminated as provided above, Rent shall abate in proportion to the portion of the Premises condemned.

14.      REPAIR AND MAINTENANCE. Landlord shall repair and maintain in good order and condition, ordinary wear and tear excepted, the exterior common areas, the roof of the Building, the exterior walls of the Building, the structural portions of the Building, the elevators, and the electrical, plumbing, mechanical, fire protection, life safety, and HVAC systems (except energy management systems) servicing the Building. However, unless the Waiver of Subrogation section of this Lease applies, Tenant shall pay the cost of any such repairs or maintenance resulting from acts or omissions of Tenant, its employees, agents, or contractors. Except to the extent Landlord is obligated to repair and maintain the Premises as provided above, Tenant shall, at its sole cost, repair, replace, and maintain the Premises (including the walls, ceilings, and floors in the Premises, light bulbs and any specialized electrical, plumbing, mechanical, fire protection, generator, UPS, life safety, and HVAC systems servicing the Premises in a clean, attractive, first-class condition (including securing the Building and keeping electric power and HVAC running to all areas vacated by Tenant). Tenant shall also be responsible for properly securing the Building in the event of hurricanes. All replacements shall be of equal quality and class to the original items replaced. Tenant shall not commit or allow to be committed any waste on any portion of the Premises. All costs associated with Landlord's obligations under this Section shall be included in Operating Costs, unless excluded by the terms of this Lease.

15.      ESTOPPEL CERTIFICATES. From time to time, Tenant, on not less than five days’ prior notice, shall execute and deliver to Landlord an estoppel certificate in a form generally consistent with the requirements of institutional lenders and certified to Landlord and any mortgagee or prospective mortgagee or purchaser of the Building Project. Tenant shall indemnify, defend, and hold Landlord harmless from all damages resulting from Tenant’s failure to comply strictly with its obligations under this article.

16.	SUBORDINATION.

16.1   General. This Lease is and shall be subject and subordinate to all mortgages that may now or hereafter affect the Building, and to all renewals, modifications, consolidations, replacements, and extensions of the mortgages. This article shall be self-operative and no further instrument of subordination shall be necessary. However, in confirmation of this subordination, Tenant shall execute promptly any certificate that Landlord may request. If the interest of Landlord under this Lease is transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any mortgage, or if this Lease is terminated by foreclosure of any mortgage to which this Lease is subordinate, then Tenant will, at the option to be exercised in writing by the purchaser or assignee, (a) attorn to it and will perform for its benefit all the terms of this Lease on Tenant’s part to be performed with the same force and effect as if the purchaser or assignee were the Landlord originally named in this Lease, or (b) enter into a new lease with the purchaser or assignee for the remainder of the Lease Term and otherwise on the same terms as provided in this Lease.

16.2   Non-Disturbance. Landlord will use commercially reasonable, good-faith efforts to obtain from the mortgagee of the Building and deliver to Tenant a subordination, non-disturbance, and attornment agreement from such mortgagee substantially in the form attached as EXHIBIT “F” to this Lease. In addition, Landlord will use commercially reasonable, good-faith efforts to obtain a non-disturbance agreement from any future ground Lessor or the holder of any mortgage granted as to the Building Project subsequent to the Date of this Lease, on the lessor’s or mortgagee’s then current standard form of agreement. “Commercially reasonable, good-faith efforts” of Landlord shall not require Landlord to incur any cost, expense, or liability to obtain a non-disturbance agreement and Tenant shall be responsible for any fees or costs charged by the Lessor or mortgagee. The failure of Landlord to obtain a non-disturbance agreement shall not vitiate the automatic subordination granted under this article.

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17.      INDEMNIFICATION. Landlord and Tenant shall each indemnify, defend, and save harmless the other party and the other party’s employees, agents, and contractors from and against any and all loss, damage, claim, demand, liability, or expense (including reasonable attorneys’ fees) resulting from claims by third parties and based on any acts or omissions (specifically including negligence and the failure to comply with this Lease) of the indemnitor, its employees, agents, and contractors in connection with the Building Project and only to the extent caused in whole or in part by acts or omissions of the indemnitor, its employees, agents, and contractors, regardless of whether or not the claim is caused in part by any of the indemnified parties. When any claim is caused by the joint acts or omissions of the indemnitor and the indemnified parties, the indemnitor’s duties under this article shall be in proportion to the indemnitor’s allocable share of the joint liability.

18.      NO WAIVER. The failure of a party to insist on the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default. No waiver shall be effective unless expressed in writing and signed by the waiving party. No notice to or demand on a party shall of itself entitle the party to any other or further notice or demand in similar or other circumstances. The receipt by Landlord of any Rent after default on the part of Tenant (whether the Rent is due before or after the default) shall not excuse any delays as to future Rent payments and shall not be deemed to operate as a waiver of any then existing default by Tenant or of the right of Landlord to enforce the payment of any other Rent reserved in this Lease or to pursue eviction or any other remedies available to Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent actually owed under the terms of this Lease shall be deemed to be anything other than a payment on account of the earliest stipulated Rent. No endorsement or statement on any check or any letter accompanying any check or payment of Rent will be deemed an accord and satisfaction. Landlord may accept the check or payment without prejudice to Landlord’s right to recover the balance of the Rent or to pursue any other remedy. It is the intention of the parties that this article modify the common law rules of waiver and estoppel and the provisions of any statute which might dictate a contrary result.

19.      SERVICES AND UTILITIES. Landlord shall have no obligation to provide any utilities or services to the Premises, including, but not limited to electrical services, water, sewer, telecommunications, cable television, or any other utilities, janitorial and general cleaning services, security services, trash removal, or pest control. Tenant shall be solely responsible for contracting for and shall promptly pay all charges for water, electricity, or any other utility used or consumed in the Premises. In addition to Tenant’s maintenance obligations set forth elsewhere in this Lease, Tenant shall be responsible for repairs and maintenance to exit lighting, emergency lighting, and fire extinguishers for the Premises. Landlord may at any time change the electrical utility provider for the Building. In no event shall Landlord be liable for damages resulting from the failure to furnish HVAC, elevator, water, janitor, or other service, unless caused by the negligence or intentional acts of Landlord, and any interruption or failure shall in no manner constitute an eviction of Tenant or entitle Tenant to abatement of any rent due under this Lease.

20.      QUIET ENJOYMENT.

20.1   Landlord’s Covenant. Landlord covenants and agrees that, on Tenant’s paying rent and performing all of the other provisions of this Lease on its part to be performed, Tenant may peaceably and quietly hold and enjoy the Premises for the Lease Term without hindrance or interruption by Landlord or any other person claiming by, through, or under Landlord, subject, nevertheless, to the terms, covenants, and conditions of this Lease and all existing or future ground leases, underlying leases, mortgages, or deeds of trust encumbering the Building Project.

20.2   Temporary Closing. Notwithstanding the foregoing, Landlord may temporarily close the Building Project and preclude access to the Premises in the event of casualty, governmental requirements, the threat of an emergency such as a hurricane, civil commotion, terrorism, war like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, floods, other natural disasters, or acts of God, or if Landlord reasonably deems it necessary in order to prevent damage or injury to person or property, and at all times subject to Landlord's security policies and procedures.

20.      INTENTIONALLY OMITTED.

22.      GOVERNMENTAL REGULATIONS. Tenant shall promptly comply with all laws, codes, and ordinances of governmental authorities, including the Americans With Disabilities Act of 1990 and all similar present or future laws.

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23.      SIGNS. Tenant may place on any portion of the Building Project, including on any exterior door, wall, or window of the Premises, or within the interior of the Premises, any signage that complies with all applicable governmental laws, codes, orders, and regulations. Tenant will purchase, install, maintain, and insure any signage at its sole cost and expense. Tenant shall remove its signs upon the expiration or sooner termination of the Lease Term and repair any damage caused by the removal.

24.      BROKER. Landlord and Tenant shall indemnify, defend, and save each other harmless from and against any claims for commissions from any real estate broker other than the Landlord’s Broker or the Tenant’s Broker with whom they have dealt in connection with this Lease.

25.      END OF TERM. Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease in good order and condition, broom clean, except for reasonable wear and tear. Tenant shall be liable to Landlord for all damages, including any consequential damages, that Landlord may suffer by reason of any holding over by Tenant, and Tenant shall indemnify, defend, and save Landlord harmless against all costs, claims, losses, or liabilities resulting from delay by Tenant in so surrendering the Premises, including any claims made by any succeeding tenant founded on any delay. All Alterations, including HVAC equipment, wall coverings, carpeting and other floor coverings, ceiling tiles, blinds and other window treatments, lighting fixtures and bulbs, built in or attached shelving, built in furniture, millwork, counter tops, cabinetry, all doors (both exterior and interior), bathroom fixtures, sinks, kitchen area improvements, and wall mirrors, made by Landlord or Tenant to the Premises shall become Landlord’s property on the expiration or sooner termination of the Lease Term. On the expiration or sooner termination of the Lease Term, Tenant, at its expense, shall remove from the Premises all moveable furniture, furnishings, equipment, and other articles of moveable personal property owned by Tenant and located in the Premises that can be removed without damage to the Premises. Tenant, at its expense, shall also remove all computer and telecommunications wiring and all non-standard Alterations to the Premises, including any vault, stairway, or computer room Alterations or any Alterations involving roof, ceiling, or floor penetrations. Tenant shall repair any damage caused by the removal. Any items of Tenant’s property that shall remain in the Premises after the expiration or sooner termination of the Lease Term, may, at the option of Landlord, be deemed to have been abandoned, and in that case, those items may be retained by Landlord as its property to be disposed of by Landlord, without accountability to Tenant or any other party, in the manner Landlord shall determine, at Tenant’s expense.

Notwithstanding the foregoing, Tenant shall have the right to hold over for a period of up to four months after the expiration date of the Lease, provided Tenant notifies Landlord in writing of its intent to hold over at lease nine months before the last day of the Term, and Tenant shall, throughout such four month maximum holdover period, pay rent (on a per month basis without reduction for any partial months during any such holdover) equal to 103% of the sum of the Base Rent and all additional rent due for the period immediately preceding such holding over, provided further that in no event shall Base Rent and additional rent during the holdover period be less than the fair market rental for the Premises.

26.      ATTORNEYS’ FEES. The prevailing party in any litigation arising out of or in any manner relating to this Lease shall be entitled to recover from the losing party reasonable attorneys’ fees and costs.

27.      NOTICES. Any notice to be given under this Lease may be given either by a party itself or by its attorney or agent and shall be in writing and delivered by hand, by nationally recognized overnight air courier service (such as Federal Express), or by the United States Postal Service, registered or certified mail, return receipt requested, in each case addressed to the respective party at the party’s notice address. A notice shall be deemed effective upon receipt or the date sent if it is returned to the addressor because it is refused, unclaimed, or the addressee has moved.

28.      IMPOSSIBILITY OF PERFORMANCE. For purposes of this Lease, the term “Unavoidable Delay” shall mean any delays due to strikes, lockouts, civil commotion, war or warlike operations, terrorism, bioterrorism, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material, utility, or service because of governmental restrictions, hurricanes, floods, or other natural disasters, acts of God, or any other cause beyond the direct control of the party delayed. Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed in the performance of any act required under this Lease by reason of any Unavoidable Delay, then provided notice of the Unavoidable Delay is given to the other party within ten days after its occurrence, performance of the act shall be excused for the period of the delay and the period for the performance of the act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of the delay. The provisions of this article shall not operate to excuse Tenant from the payment of Rent or from surrendering the Premises at the end of the Lease Term, and shall not operate to extend the Lease Term. Delays or failures to perform resulting from lack of funds or the increased cost of obtaining labor and materials shall not be deemed delays beyond the direct control of a party.

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29.      PARKING. As long as Tenant is entitled to possession of the Premises, Tenant and its employees, agents, contractors, customers, and invitees shall be entitled to use the Parking Areas for vehicle parking at no extra charge to Tenant, its employees, agents, contractors, customers, or invitees. Tenant shall have the right to add additional parking subject to the City of Deerfield Beach’s requirements and Landlord’s approval, at Tenant's sole cost and expense, which shall not be unreasonably withheld or delayed.

30.      OPTION TO EXTEND.

30.1   Tenant shall have the option to extend the Lease Term for two additional periods of 36 months each (each an “Extension Term”), on the same terms and conditions as provided in the Lease, except that, for each Extension Term:

30.1.1                Upon exercise of the second option to extend the Lease Term, the Lease, as extended, shall not contain any further option to extend as provided in this article;

30.1.2                If Tenant does not timely exercise its option as to the first Extension Term, the option as to the second Extension Term shall terminate;

30.1.3                The Base Rent shall be determined as set forth below, but in no event shall it be less than the Base Rent payable for the 12 month period immediately preceding the expiration of the original term of the Lease; and

30.1.4                Landlord shall have no obligation to perform any alterations or tenant improvements or other work in the Premises and Tenant shall continue possession of the Premises in its “as is,” “where is,” and “with all faults” condition.

30.2   The exercise of the options set forth in this article shall only be effective on, and in strict compliance with, the following terms and conditions:

30.2.1                Each notice of Tenant’s exercise of the option (the “Extension Notice”) shall be given by Tenant to Landlord no earlier than 15 months and no later than twelve months prior to the expiration date of the initial Lease Term or the expiration date of the preceding Extension Term, as the case may be. Time shall be of the essence as to the exercise of any election by Tenant under this article.

30.2.2                At the time of Tenant giving Landlord notice of its election to extend the Lease Term and on the expiration of the then term, the Lease shall be in full force and effect and Tenant shall not be in default under any of the terms, covenants, and conditions of the Lease beyond any applicable grace period.

30.2.3                No portion of the Premises is sublet to anyone at the expiration date of the Lease Term.

30.2.4                The Lease has not been assigned by Tenant at the expiration date of the Lease Term.

30.3   The Base Rent shall be a sum equal to the fair market rental value of the Premises for the Extension Term, taking into account the rentals at which extensions or renewals of leases are being concluded for comparable space in the Building Project and in comparable buildings in the Deerfield Beach, Florida area at that time and for such a term and taking into account the terms and conditions of the Lease and anticipated inflation during the extended term (the “Fair Market Rental Value” or the “Value”).

30.3.1                Within 30 days after receipt of the Extension Notice, Landlord shall advise Tenant of the applicable Base Rent for the Extension Term. Tenant, within 30 days after the date that Landlord advises Tenant of the applicable Base Rent for the Extension Term, shall either (a) give Landlord final binding notice (“Binding Notice”) of Tenant’s exercise of its option, or (b) if Tenant disagrees with Landlord’s determination of the Fair Market Rental Value, provide Landlord with notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within the 30 day period, Tenant’s election of the option to extend the Lease Term shall, at Landlord’s option, be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into an amendment to the Lease extending the Lease Term on the terms and conditions of this subsection.

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30.3.2                If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree on the Fair Market Rental Value for the Premises during the Extension Term. On agreement, Landlord and Tenant shall enter into an amendment to the Lease extending the Lease Term in accordance with the terms and conditions of this subsection. If Landlord and Tenant cannot agree on the Value within 30 days after receipt of the Rejection Notice, Tenant’s election to extend the Lease Term shall be deemed withdrawn and Tenant’s right to extend the Lease Term shall be null and void and of no further force and effect.

30.4   All options to extend the Lease Term as set forth in this article shall be null and void if Landlord and Tenant enter into any agreement extending the Lease Term on terms different than those set forth in this article.

31.      EXISTING FIXTURES, FURNITURE, AND EQUIPMENT. Tenant acknowledges and agrees that:

31.1   The Premises contains certain fixtures (including so-called trade fixtures), furniture, and equipment (the “FF&E”), as more specifically described on EXHIBIT “E”.

31.2   Landlord has made no representations or warranties whatsoever as to the title to or condition of the FF&E;

31.3   Tenant has examined the FF&E and accepts it in its “as-is” condition in all respects;

31.4   Landlord has granted Tenant the right to use the FF&E during the Lease Term;

31.5   Tenant shall not sell, transfer, or encumber all or any portion of the FF&E; and

31.6   The Base Rent and additional rent payable by Tenant under this Lease does not include any charge whatsoever for Tenant’s use of the FF&E. Accordingly, if all or any portion of the FF&E is no longer available for use by Tenant, there shall not be a reduction in or abatement of the Base Rent or the additional rent payable by Tenant under this Lease.

31.7   Repairs and Maintenance. Tenant shall repair and maintain the FF&E throughout the Lease Term, at its sole cost and expense.

31.8   Replacements and Improvements. Tenant shall neither replace any of the FF&E nor add any improvements to the FF&E, without Landlord’s prior, written approval. Tenant shall make all approved replacements and improvements at its sole cost and expense.

31.9   Return of FF&E. Upon the expiration or sooner termination of this Lease, Tenant shall return the FF&E, and all replacements and improvements, if any, to Landlord in good order and condition (normal wear and tear excepted).

31.10   UCC-1. In addition, without affecting the fact of Landlord’s ownership of the FF&E, in order to evidence Landlord’s interest in the FF&E and as security for performance by Tenant of each of its obligations under this Lease, Tenant grants and creates a lien in security interest in favor of Landlord in the FF&E (the “Security Interest”) and all insurance proceeds of or relating to the FF&E and all exceptions and additions to, substitutions for, and replacements, products, and proceeds of any or all of the FF&E. This Lease constitutes a security agreement under the Uniform Commercial Code and creates a security interest in the FF&E. Landlord is authorized to file a UCC-1 Financing Statement evidencing the security interest and Landlord’s other rights in the ownership of the FF&E.

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32.      GENERATOR. For so long as Tenant has a right to possession of the Premises, Tenant shall have use of the existing Generator on the Premises subject to the terms of this article. Landlord makes no representations or warranties of any kind, INCLUDING WARRANTIES OF FITNESS OF PURPOSE, as to the Generator and Tenant accepts same in “as-is” condition. Tenant, at its sole expense, shall comply with all applicable laws, ordinances, rules, regulations, and requirements (and obtain all permits) of all governmental and quasi-governmental authorities having jurisdiction in any manner affecting or relating to the Building (the “Codes”) and also with all requirements or recommendations of Landlord’s insurer, lender, or both to the extent that compliance with these requirements arises out of Tenant’s repair, maintenance, or operation of the Generator (including, without limitation, installation of wiring, cabling, fuse boxes, transformers, and all other ancillary equipment). Landlord shall have no responsibility or liability for the conduct or safety of any of Tenant’s representatives, or repair, maintenance, and engineering personnel while in any part of the Building Project; it being understood and agreed that Tenant shall be solely liable for any injury to or death of any such person from any cause other than the gross negligence or willful misconduct of Landlord. Tenant shall give Landlord prompt written notice of any accident to any equipment or apparatus belonging to Landlord. Landlord shall not be liable for any latent defect or change or modification in the Building Project or Generator site, nor for any damage to property or persons caused by any overflow or leakage of water, steam, gas, electricity, or any other substance from any other source whatsoever except for such damage caused by the gross negligence or willful misconduct of Landlord. Landlord shall not be liable to Tenant for any stoppages or shortages of electrical power furnished to the Generator because of any act, omission, or requirement of any electrical utility provider, or the act or omission of any other tenant or licensee of the Building Project, or for any other cause beyond the control of Landlord. Tenant shall promptly repair, at its sole expense, all damage to the area and to any other part of the Building Project caused by or resulting from the installation, maintenance, repair, operation of the Generator. The Generator shall at all times remain the property of Landlord and shall not be removed by Tenant.

33.      SECURITY DEPOSIT.

33.1   General. The Security Deposit shall be paid to Landlord on the execution of this Lease by Landlord and Tenant. The Security Deposit shall be held by Landlord as security for Tenant's full and faithful performance of this Lease including the payment of rent. The Security Deposit shall not be considered an advance payment of rent and is not intended to serve as liquidated damages nor to be a measure of Landlord's damages for any default by Tenant. The Security Deposit may be commingled with other funds of Landlord and Landlord shall have no liability for the accrual or payment of any interest on the Security Deposit.

33.2   Application of Security Deposit. Landlord may use, apply, or retain the whole or any part of the Security Deposit to the extent required for the payment of any rent or for any sum that Landlord may be required to expend by reason of Tenant's default under any of the provisions of this Lease. Tenant expressly acknowledges that Tenant shall not have the right to apply the Security Deposit to rent. Application of the Security Deposit to rents owed shall be at the sole option of Landlord, and the right to possession of the Premises by Landlord for nonpayment of rent or for any other reason shall not in any event be affected by the existence of the Security Deposit.

33.3   Replenishment of Security Deposit. If Landlord uses, applies, or retains the whole or any part of the Security Deposit, Tenant shall deliver to Landlord the amount necessary to replenish the Security Deposit to its original sum within five days after notification from Landlord of the amount due. Failure to pay the amount due within the required time period shall constitute a material default under this Lease.

33.4   Transfer of Building Project. In the event of a sale, lease, or encumbrance of the Building Project or any part of the Building Project, Landlord shall have the right to transfer the Security Deposit to the purchaser, landlord, tenant, or mortgagee and if the Security Deposit is transferred, Landlord shall thereafter be relieved from any liability concerning the Security Deposit.

33.5   Prohibition on Tenant Assignment. Tenant shall not assign or encumber its rights concerning the Security Deposit. Landlord and its successors or assigns shall not be bound by any purported assignment or have any liability to any purported assignee.

33.6   When Returned. If Tenant fully and faithfully complies with all of the terms, covenants, and conditions of this Lease, any part of the Security Deposit not used or retained by Landlord under the terms of this Lease shall be returned to Tenant within 45 days after the expiration of the Lease Term and after Tenant's delivery of possession of the Premises to Landlord. However, if at the expiration of the Lease Term there are any amounts that may be due from Tenant that have not yet been finally determined (for example, rent for Operating Costs for the year in which the Lease Term expires) then Landlord may estimate the amounts which will be owed and deduct them from the Security Deposit. When the actual amounts are finally determined, an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require, to the end that Landlord shall receive the entire amount actually owed by Tenant and Tenant shall receive reimbursement for any overpayments.

33.7   Letter of Credit. Anything in this Lease to the contrary notwithstanding, Tenant shall provide a clean, unconditional, irrevocable, negotiable commercial Letter of Credit (the “Letter of Credit”), which Letter of Credit shall be issued by (and drawable at) a bank which is reasonably acceptable to Landlord and which may be located in Montgomery, Pennsylvania, naming Landlord (or its successor as Landlord) as beneficiary and substantially in the form set forth in EXHIBIT “G” to this Lease. Upon issuance of the Letter of Credit, a copy of it shall be attached to this Lease. The Letter of Credit shall have a term of at least 12 months, and it shall by its terms be renewed automatically each year by the bank, unless the bank gives written notice to the beneficiary, at least 30 days prior to the expiration date of the then existing Letter of Credit, that the bank elects that it not be renewed. If the Letter of Credit is ever not renewed and has less than 30 days remaining in its term, Landlord may draw on it and will then hold the proceeds as a cash Security Deposit in accordance with the terms of this Lease. The Letter of Credit shall be transferable. Tenant shall reimburse Landlord for all transfer fees incurred for the Letter of Credit.

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34.      RIGHT OF OFFER. If Landlord desires in its sole discretion to sell the Building Project during the Lease Term, then, provided that Tenant shall not be in default under the Lease beyond any applicable grace period, then, prior to making a bona fide offer to third parties, Landlord shall advise Tenant of the availability of the Building Project for Tenant’s purchase and the terms and conditions under which Landlord is willing to sell the Building Project to Tenant. If Landlord and Tenant are not able, for any reason, to execute a contract for purchase of the Building Project within 15 days after Landlord’s notice has been given to Tenant, then the rights of Tenant to purchase the Building Project under this Section shall terminate in their entirety, and thereafter Landlord shall be free to sell the Building Project to whomever Landlord wishes and on whatever terms it desires.

35.      OPTION TO TERMINATE.

35.1   Tenant shall have a one time right to cancel this Lease effective as of the day preceding the fifth anniversary date of the Commencement Date (the “Termination Date”), but this termination right shall only be effective upon strict compliance with the following terms and conditions:

35.1.1                Tenant shall give Landlord at least nine (9) full months’ prior irrevocable notice of the election to terminate. Time is of the essence as to this notice requirement and all other provisions of this termination article.

35.1.2                Simultaneously with the delivery of the notice of termination, Tenant shall pay to Landlord, as consideration for the privilege of termination, an amount equal to the sum of the following: (a) nine (9) months’ installments of Base Rent; plus (b) nine (9) months’ installments of additional rent for Tenant’s Allocated Share of Operating Costs.

35.1.3                This termination right is conditioned upon (a) the Tenant not being in default under any of the terms, covenants, and conditions of this Lease beyond any applicable grace period; (b) no part of the Premises being sublet for a term extending beyond the Termination Date; and (c) this Lease having not been assigned by Tenant; all three of the preceding conditions being met both at the date of delivery by Tenant of its written election to cancel and on the Termination Date.

35.1.4                Upon termination and payment as provided in this article, this Lease shall cease and expire on the Termination Date with the same force and effect as if the Termination Date were the date originally provided in this Lease as the expiration date of the Lease Term. However, Tenant’s obligations to pay rent and to perform all other obligations under this Lease for the period up to and including the Termination Date shall survive the termination of this Lease.

35.1.5                On or prior to the Termination Date, Tenant shall vacate the Premises and surrender possession of the Premises to Landlord in accordance with the provisions of this Lease, as if the Termination Date were the original expiration date of the Lease Term, and Tenant shall execute any documents reasonably required by Landlord regarding the termination.

36.      GENERAL PROVISIONS.

36.1   Construction Principles. The words “including” and “include” and similar words will not be construed restrictively to limit or exclude other items not listed. This Lease has been negotiated “at arm’s-length” by Landlord and Tenant, each having the opportunity to be represented by legal counsel of its choice and to negotiate the form and substance of this Lease. Therefore, this Lease shall not be more strictly construed against either party by reason of the fact that one party may have drafted this Lease. If any provision of this Lease is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Lease shall remain in full force, if the essential provisions of this Lease for each party remain valid, binding, and enforceable. The parties may amend this Lease only by a written agreement of the parties. This Lease shall constitute the entire agreement of the parties concerning the matters covered by this Lease. All prior understandings and agreements had between the parties concerning those matters, including all preliminary negotiations, lease proposals, letters of intent, and similar documents, are merged into this Lease, which alone fully and completely expresses the understanding of the parties. Landlord and Tenant intend that faxed signatures constitute original signatures binding on the parties. This Lease shall bind and inure to the benefit of the heirs, personal representatives, and, except as otherwise provided, the successors and assigns of the parties to this Lease. Any liability or obligation of Landlord or Tenant arising during the Lease Term shall survive the expiration or earlier termination of this Lease.

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36.2   Radon Gas. The following notification is provided under Section 404.056(6), Florida Statutes: “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

36.3   Exhibits. All exhibits, riders, and addenda attached to this Lease shall, by this reference, be incorporated into this Lease. The following exhibits are attached to this Lease:

EXHIBIT “A” – Legal Description of the Building Project

EXHIBIT “B” – Sketch of Premises

EXHIBIT “C” – Intentionally Omitted

EXHIBIT “D” – Rules and Regulations

EXHIBIT “E” – List of Fixtures, Furniture, and Equipment

EXHIBIT “F” – Subordination and Non-Disturbance Agreement

EXHIBIT “G” – Letter of Credit

37.      JURY WAIVER; COUNTERCLAIMS. LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION TO OBTAIN POSSESSION OF THE PREMISES.

IN WITNESS WHEREOF, this Lease has been executed on behalf of Landlord and Tenant as of the Date of this Lease.

WITNESSES:	LANDLORD:

/s/ Dilek Samil	FG 2200, LLC, a Florida limited liability company
Signature of Witness 1

Dilek Samil	By:	/s/ Daniel Mendicino
Print or type name of Witness 1	Name:	Daniel Mendicino
	Title:	Manager
/s/ Sue Palmer
Signature of Witness 2	[CORPORATE SEAL]

Sue Palmer	Date Executed:	2/17/06
Print or type name of Witness 2

TENANT:
/s/ Michael C. Tobias
Signature of Witness 1	Health Benefits Direct Corporation, a Delaware corporation

Michael C. Tobias
Print name of Witness 1	By:	/s/ Scott Frohman
	Name:	Scott Frohman
/s/ Daniel Brauser	Title:	CEO
Signature of Witness 2

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[CORPORATE SEAL]
Daniel Brauser
Print name of Witness 2	Date Executed:	2/13/06

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EXHIBIT “A”

LEGAL DESCRIPTION

The West 851.94 feet of Parcel “A”, COLONNADE BUSINESS CENTER 1, less and except the East 431.70 feet of the West 851.94 feet of the South 162.00 feet of Parcel “A”, Colonnade Business Center 1, according to the Plat thereof recorded in Plat Book 139, at Page 49, of the Public Records of Broward, Florida.

LESS AND EXCEPT

Commencing at the Northwest corner of said Parcel “A” thence North 88( 21’ 19” East, on the North line of said Parcel “A”, a distance of 420.24 feet; thence South 01(19’ 31” East, a distance of 107.30 feet, to the Point of Beginning; thence continuing South 01( 18 ‘31” East, a distance of 248.97 feet; thence North 88( 21’ 02” East, a distance of 431.71 feet; thence North 01( 18’ 31” West, a distance of 356.23 feet, to a point on the North line of said Parcel “A”, thence South 88( 21’ 19” West, on said North line, a distance of 240.38 feet, to a point of curve; thence Westerly through Southerly on a curve to the left, with a radius of 25.00 feet, a central angle of 94( 29’ 37”, an arc distance of 41.23 feet, to a point of reverse curve; thence Southerly through Westerly on a curve to the right, with a radius of 75.00 feet, a central angle of 94( 49’ 47”, an arc distance of 124.13 feet, to a point of tangency, thence South 88( 41’ 29” West, a distance of 91.82 feet, to the Point of Beginning.

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